EXHIBIT 99.01


PRESS RELEASE


Thursday, January 28, 1999

Louisiana Casino Cruises, Inc. Closes $55 Million Note Offering


Louisiana Casino Cruises, Inc. (the "Company") announced that on January 27, 1999 it had completed the sale of $55 million of its 11% Senior Secured Notes due 2005. The notes are secured by substantially all of the assets of the Company and will rank senior in right of payment to any subordinated indebtedness of the Company and equal to any senior indebtedness. The notes were sold in a private placement with registration rights.

The proceeds from the offering will be used to defease and redeem $50 million of its outstanding Senior Secured Increasing Rate Notes due 2001 and for general corporate purposes.

The Company owns and operates Casino Rouge, the leading riverboat gaming facility in Baton Rouge, Louisiana. The Company's executive offices are located at 1717 North River Road, Baton Rouge, Louisiana, 70802 and its telephone number is (225) 709-7777.